UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  July 22, 2011

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.

Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

The following is an update to the disclosures on rate requests and the decoupling proceeding in “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Electric utility” under “Most recent rate requests” and “Decoupling proceeding”, which are incorporated herein by reference to pages 56-57 and 58, respectively, of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and “Other Events” in HEI’s and HECO’s Current Report on Form 8-K dated July 5, 2011.

A.  HECO 2011 Test Year Rate Case

On July 22, 2011, the Public Utilities Commission of the State of Hawaii (PUC) issued an interim Decision and Order (D&O) granting HECO a net increase of $38.2 million in annual revenues, or 2.2%, net of the revenues currently being recovered through the decoupling Revenue Adjustment Mechanism (RAM).  Including the RAM revenues, the total annual interim increase is $53.2 million or 3.1%.  The tariff changes implementing the interim increase will be effective July 26, 2011. If the interim rate increase exceeds the amount of the increase ultimately approved in the final D&O, then the excess would be refunded to HECO’s customers, with interest.

The interim increase is based on, and except as described herein substantially the same as, the settlement agreement executed and filed on July 5, 2011 by HECO, the Consumer Advocate and the Department of Defense (the parties in the proceeding).  The interim increase reflects the new depreciation rates and methods approved by the PUC in a separate proceeding, which will result in a $2 million decrease in depreciation expense effective with interim rates to the end of 2011.   A comparison of the interim increase and HECO’s requested increase in its application for a general increase filed on July 30, 2010 is as follows:

	Application July 30, 2010	Interim D&O July 22, 2011
Request amount	$113.5 million (6.6% increase)	$53.2 million* (3.1% increase)
Return on average common equity (ROACE) (%)	10.75%	10.0%
Common equity capitalization (%)	56.3%	56.3%
Return on average rate base (%)	8.54%	8.11%
Average rate base amount	$1.569 billion	$1.354 billion

*                  Including the impact of $15 million (0.9%) in annual revenues already being recovered through the decoupling Revenue Adjustment Mechanism.

In the Interim D&O, the PUC approved the portion of the settlement agreement allowing HECO to defer the portion of costs for HECO’s East Oahu Transmission Project Phase 1 ($43 million) and Campbell Industrial Park combustion turbine project ($32 million) that are in excess of prior PUC approved amounts and related depreciation until completion of an independently conducted regulatory review on the reasonableness of the total project costs.  The PUC approved the accrual of a carrying charge on the cost of such projects not yet included in rates and the related depreciation expense, from July 1, 2011 until the regulatory reviews are completed and the PUC has issued an order allowing the remaining project costs in electric rates. However, the PUC did not approve the portion of the settlement agreement to allow deferral of certain costs amounting to approximately $3.2 million for 2011 (most of which have not yet been expended).  In addition, the PUC did not approve the agreement to defer expenses (subject to a limit to which the parties agreed) associated with the yet-to-be completed Customer Information System.

In the Interim D&O, the PUC indicated it has not made a final determination on whether a labor expense adjustment is appropriate for this rate case, but finds that an adjustment is not necessary for purposes of the Interim D&O, and will consider the reasonableness of such costs in light of current economic conditions in an evidentiary hearing scheduled for September 26-30, 2011.

In a rate case, the PUC may grant an interim rate increase (subject to potential refund with interest pending the final outcome of the case) if the PUC determines that the public utility is probably entitled to an increase in its rates. Management cannot provide any assurances concerning the timing or ultimate outcome of HECO’s 2011 test year rate case proceeding.

B.  Maui Electric Company, Limited (MECO) 2012 Test Year Rate Case

On July 22, 2011, MECO filed a request with the Public Utilities Commission of the State of Hawaii (PUC) for a general rate increase of $27.5 million, or 6.7% over the electric rates currently in effect, based on a 2012 test year.  The request is based on the following:

Application - July 22, 2011
Request over rates in effect	$27.5 million (6.7% increase)
Return on average common equity (ROACE)	11.00%
Common equity capitalization (%)	56.85%
Return on average rate base (ROR)	8.72%
Average rate base amount	$393 million

MECO’s electric rates currently in effect include an annual interim rate increase of $8.5 million granted by the PUC in MECO’s 2010 test year rate case, which is subject to a final decision from the PUC, and is subject to refund with interest if the final decision provides for a lesser increase.

The proposed rate increase is required to pay for operation and maintenance expenses and additional investments in plant and equipment required to maintain and improve system reliability and to cover the increased costs to support the integration of more renewable energy generation.

HEI and HECO intend to continue to use HEI’s website,www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s press releases, SEC filings and public conference calls and webcasts. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President,	Senior Vice President and
Chief Financial Officer and Treasurer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: July 25, 2011	Date: July 25, 2011